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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 27, 2017

Commission file number 1-13163
________________________
YUM! BRANDS, INC.
 (Exact name of registrant as specified in its charter)

North Carolina	13-3951308
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky	40213
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (502) 874-8300

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 27, 2017, the Board of Directors of YUM! Brands, Inc. (“YUM” or the “Company”) approved a change in its fiscal year from a year ending on the last Saturday of December to a year beginning on January 1 and ending December 31 of each year, commencing with the fiscal year ending December 31, 2017. In connection with the new fiscal year, the Company will move from a 52-week periodic fiscal calendar with three 12-week interim quarters and a 16-week fourth quarter that requires adding a 53rd week every five or six years, to a monthly reporting calendar with each quarter comprised of three months. Our U.S. subsidiaries will continue to report under 52-week fiscal calendars ending in late December that include three 12-week interim quarters and a 16-week fourth quarter that requires a 53rd week added every five or six years.

The change in the Company’s fiscal year was made primarily to accommodate the removal of reporting lags from our international subsidiary fiscal calendars, which will significantly improve the alignment of our global reporting calendars. As a result of removing these reporting lags each international subsidiary will now operate either on a monthly calendar consistent with the Company’s new calendar or on a periodic calendar consistent with our U.S. fiscal calendars.

The change to the Company’s fiscal year is effective in 2017 and does not impact the Company’s results for the fiscal year ended December 31, 2016. However, we will restate previously issued financial statements when presenting financial statements under our new calendar in 2017. Because the new 2017 fiscal year commences with the end of our 2016 fiscal year, there is no transition period in connection with the change in the fiscal year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC.
(Registrant)

Date:	January 31, 2017	/s/ David E. Russell
Vice President, Corporate Finance and Controller